DONEGAL GROUP INC. ANNOUNCES SECOND QUARTER EARNINGS
Jeffrey D. Miller
Senior Vice President & Chief Financial Officer
Phone (717) 426-1931
Fax (717) 426-7009
For Immediate Release
     MARIETTA, Pennsylvania, July 21, 2006 — Donegal Group Inc. (Nasdaq: DGICA and DGICB) today reported that its net income for the second quarter ended June 30, 2006 increased 14.8% to $10,220,583, or $.40 per share on a diluted basis, compared to $8,903,275, or $.36 per share on a diluted basis, for the second quarter of 2005. Net income for the second quarter of 2006 represented record earnings for any quarterly period in the Company’s history.
     The Company’s second quarter net income reflected a continuation of excellent underwriting results in all lines of business. These results were achieved in spite of an increase in weather-related claims of approximately $1.0 million in the second quarter of 2006 compared to the second quarter of 2005, primarily related to the impact of several significant weather events in the Midwest and Mid-Atlantic regions. Revenues for the second quarter of 2006 were $81,860,487, an increase of 3.0% over the year-earlier period, with net premiums earned of $75,061,105, a 2.2% increase over the second quarter of 2005.
     The Company’s combined ratio reached a record quarterly low of 88.0% for the second quarter of 2006, comparing favorably to the 89.6% reported for the second quarter of 2005. The Company’s loss ratio for the second quarter of 2006 was 54.3%, relatively unchanged from the record low loss ratio of 54.2% posted for the second quarter of 2005. The Company’s expense ratio decreased to 33.5% for the second quarter of 2006, compared to 35.0% for the second quarter of 2005, reflecting savings from expense controls initiated in 2005 and a decrease in estimated guaranty fund assessments.
     Net investment income increased to $5,054,284 for the second quarter of 2006, an increase of 16.0% over the $4,356,628 reported for the second quarter of 2005. Continuing improvements in the short-term interest rate environment contributed to an increase in the Company’s average pre-tax investment yield to 3.6% in the second quarter of 2006, compared to 3.4% in the second quarter of 2005. The Company’s shift in asset mix to tax-exempt municipal bonds in 2005 allowed the Company to lower its effective tax rate in the second quarter of 2006 to 29.3%, compared to 29.9% in the second quarter of 2005, notwithstanding an increase in income before income tax expense in the second quarter of 2006.
     Net income for the six months ended June 30, 2006 was $19,350,770, or $.76 per share on a diluted basis, an increase of 11.7% over the $17,320,363, or $.71 per share on a diluted basis, reported for the six months ended June 30, 2005.
     The Company’s combined ratio for the first six months of 2006 was 89.2%, compared to the combined ratio of 90.1% for the comparable period in 2005. The Company’s loss ratio was 56.2% for the first six months of 2006, virtually unchanged from the 56.0% reported for the first six months of 2005.
     “We are pleased to report a record level of earnings in the second quarter, and attribute our favorable results in the first six months of 2006 to our ongoing focus on underwriting discipline in increasingly challenging market conditions. We remain committed to the pursuit of profitable premium growth, whether organic or through various acquisition methods available to us,” stated Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc.
     The operating results for the second quarter of 2006 contributed to an increase in the Company’s book value to $11.85 per common share at June 30, 2006, representing an increase of 9.9% over the Company’s book value of $10.78 per common share at June 30, 2005.
     The Company’s board of directors yesterday approved a quarterly cash dividend payable August 15, 2006 of $.0825 per share of Class A common stock and $.07 per share of Class B common stock to stockholders of record as of the close of business on August 1, 2006.
     All 2005 share and per share information has been restated to reflect the effect of a 4-for-3 stock split effected in the form of a 33 1/3% stock dividend on April 26, 2006.
     The Company will hold a conference call and webcast on Friday, July 21, 2006, beginning at 11:00 A.M. Eastern Time. You may participate in the conference call by calling 1-800-510-0178 (Passcode 21473844) or listen via Internet by accessing the “Earnings Release Webcast” link in the Investor Relations area of the Company’s web site at www.donegalgroup.com. An instant replay of the conference call will be available until July 28, 2006 by calling 1-888-286-8010 (Passcode 84963058).
     Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in five Mid-Atlantic states (Delaware, Maryland, New Hampshire, New York and Pennsylvania), eight Southeastern states (Alabama, Georgia, Louisiana, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and five Midwestern states (Iowa, Nebraska, Ohio, Oklahoma and South Dakota).

     All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company’s reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, severe weather events, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
(Tables Follow)

Donegal Group Inc.
Financial Highlights

	Three Months Ended June 30
	2006	2005*
Net premiums earned	$75,061,105	$73,438,090
Investment income, net of investment expenses	5,054,284	4,356,628
Net realized investment gains	407,248	420,061
Total revenues	81,860,487	79,492,080

Net income	$10,220,583	$8,903,275

Net income per common share:
Basic	$0.41	$0.37
Diluted	$0.40	$0.36

	Six Months Ended June 30
	2006	2005*
Net premiums earned	$149,574,954	$145,200,613
Investment income, net of investment expenses	10,038,812	8,764,096
Net realized investment gains	882,047	1,110,352
Total revenues	163,143,382	157,571,138

Net income	$19,350,770	$17,320,363

Net income per common share:
Basic	$0.78	$0.72
Diluted	$0.76	$0.71
*Per share information restated for 4-for-3 stock split

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30
	2006	2005*
Net premiums earned	$75,061	$73,438
Investment income, net of investment expenses	5,054	4,357
Net realized investment gains	407	420
Lease income	242	236
Installment payment fees	1,096	1,041

Total revenues	81,860	79,492

Net losses and loss expenses	40,784	39,808
Amortization of deferred policy acquisition costs	11,982	11,736
Other underwriting expenses	13,115	13,991
Other expenses	671	460
Policyholder dividends	150	256
Interest	692	543

Total expenses	67,394	66,794

Income before income tax expense	14,466	12,698
Income tax expense	4,245	3,795

Net income	$10,221	$8,903

Net income per common share:
Basic	$0.41	$0.37

Diluted	$0.40	$0.36

Supplementary Financial Analysts’ Data

Weighted average number of shares outstanding:
Basic	24,902,458	23,966,427

Diluted	25,550,751	24,715,696

Net written premiums	$80,091	$80,309

Book value per common share at end of period	$11.85	$10.78

*Share and per share information restated for 4-for-3 stock split

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30
	2006	2005*
Net premiums earned	$149,575	$145,201
Investment income, net of investment expenses	10,039	8,764
Net realized investment gains	882	1,110
Lease income	484	465
Installment payment fees	2,163	2,031

Total revenues	163,143	157,571

Net losses and loss expenses	84,072	81,346
Amortization of deferred policy acquisition costs	23,868	23,222
Other underwriting expenses	25,017	25,645
Other expenses	1,064	890
Policyholder dividends	522	608
Interest	1,336	1,041

Total expenses	135,879	132,752

Income before income tax expense	27,264	24,819
Income tax expense	7,913	7,499

Net income	$19,351	$17,320

Net income per common share:
Basic	$0.78	$0.72

Diluted	$0.76	$0.71

Supplementary Financial Analysts’ Data

Weighted average number of shares outstanding:
Basic	24,772,961	23,947,927

Diluted	25,443,092	24,673,537

Net written premiums	$156,269	$154,807

Book value per common share at end of period	$11.85	$10.78

*Share and per share information restated for 4-for-3 stock split

Donegal Group Inc.
Consolidated Balance Sheets
(unaudited; in thousands)

	June 30,	December 31,
	2006	2005*
ASSETS:
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$177,171	$180,182
Available for sale, at fair value	300,273	295,097
Equity securities, at fair value	41,356	33,371
Investments in affiliates	7,998	8,442
Short-term investments, at cost, which approximates fair value	34,456	30,654

Total investments	561,254	547,746
Cash	3,152	3,811
Premiums receivable	49,337	47,124
Reinsurance receivable	104,269	94,137
Accrued investment income	5,353	5,521
Deferred policy acquisition costs	24,378	23,477
Prepaid reinsurance premiums	43,798	40,063
Property and equipment, net	5,184	5,234
Deferred tax asset, net	13,435	11,533
Due from affiliate	1,834	—
Other assets	6,692	2,776

Total assets	$818,686	$781,422

Donegal Group Inc.
Consolidated Balance Sheets (continued)
(unaudited; in thousands)

	June 30,	December 31,
	2006	2005*
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss expenses	$272,823	$265,730
Unearned premiums	197,089	186,660
Accrued expenses	10,268	12,706
Subordinated debentures	30,929	30,929
Due to affiliate	—	728
Other liabilities	10,209	6,773

Total liabilities	521,318	503,526

Stockholders’ equity:
Preferred stock	—	—
Class A common stock	197	192
Class B common stock	56	56
Additional paid-in capital	147,868	141,933
Accumulated other comprehensive income (loss)	(1,254)	2,532
Retained earnings	151,393	134,075
Treasury stock, at cost	(892)	(892)

Total stockholders’ equity	297,368	277,896

Total liabilities and stockholders’ equity	$818,686	$781,422

*Capital accounts restated for 4-for-3 stock split